AMENDED AND RESTATED ADDENDUM TO

TRANSFER AGENT AGREEMENT

THIS AMENDED AND RESTATED ADDENDUM dated as of September 11, 2006, amends the Addendum dated July 24, 2002 to the Transfer Agent Agreement dated February 13, 1997 (the "Agreement") by and between U.S. Bancorp Fund Services, LLC (the "Transfer Agent") and Granum Series Trust on behalf of its series (the "Trust") and Granum Securities, LLC, the Trust's affiliated co-distributor ("Distributor", and together with the Trust, "Granum").

WHEREAS, the Transfer Agent and Granum each recognize its independent responsibility to comply with, as applicable: (i) federal, state and non-U.S. anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and the rules and regulations of the U.S. Department of the Treasury (the "Treasury"), the federal functional regulators and state regulatory authorities; (ii) the rules of any relevant self-regulatory organization (“SRO”); (iii) federal, state and non-U.S. criminal statutes relating to money laundering; and (iv) the federal statutes, regulations, Executive Orders and other programs administered by the Office of Foreign Assets Control (“OFAC”) of the Treasury (the “OFAC Sanctions Programs”) (collectively, the “Applicable AML/OFAC Laws and Regulations”);

WHEREAS, in furtherance of the Transfer Agent's desire to assist Granum in fulfilling its compliance responsibilities as required by the Applicable AML/OFAC Laws and Regulations, the Transfer Agent has provided Granum, for its consideration and approval, written procedures describing various tools designed to: (i) promote the detection and reporting of potential money laundering activity by monitoring certain aspects of customer activity including procedures for verifying a customer's identity and the detection and reporting of suspicious activity, among other safeguards; and (ii) preclude relationships with customers named on any list published by OFAC or that are subject to other restrictions or any other relevant government lists of known or suspected terrorists or terrorist organizations, including but not limited to any list of known or suspected terrorists or terrorist organizations designated by the Treasury contained in the Transfer Agent's procedures listed on Exhibit A attached hereto, as the same may be amended from time to time (the "Procedures");

WHEREAS, the Procedures are applicable to Granum, broker-dealers unaffiliated with Granum and customers who purchase Trust shares directly from the Transfer Agent independent of a broker-dealer, whereby, in each circumstance, an investment application is submitted by customers directly to the Transfer Agent;

WHEREAS, Granum agrees to implement the Procedures as part of its overall Anti-Money Laundering Program ("AML Program"), subject to the terms of the PATRIOT Act, by delegating the day-to-day operation of the Procedures to the Transfer Agent; and

WHEREAS, the Transfer Agent agrees to implement the Procedures on behalf of, and to assume day-to-day responsibility for, Granum.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.
Granum has had an opportunity to review, consider and comment upon the Procedures and has determined that the Procedures, as part of Granum's overall AML Program, are reasonably designed to prevent Granum from being used for money laundering or terrorist financing activities and to achieve compliance with the Applicable AML/OFAC Laws and Regulations.

2.
Based on this determination, and to the extent permitted by the Applicable AML/OFAC Laws and Regulations, Granum hereby delegates, instructs and directs the Transfer Agent to implement the Procedures on Granum's behalf, as such Procedures may be amended from time to time, as additional rules and regulations are adopted, and as regulatory guidance is provided relating to the anti-money laundering and OFAC responsibilities of Granum and the Transfer Agent.

3.
Pursuant to Section 326 of the PATRIOT Act and 31 C.F.R. § 103.131 thereunder (collectively, the "CIP Rules"), for each non-exempt customer for which Granum establishes an account, the Transfer Agent agrees to obtain sufficient information from Granum customers in order to reasonably identify and verify the identity of the customer; make and maintain a record of all information obtained relating to identity verification; determine whether the customer appears on any list of known or suspected terrorists or terrorist organizations designated by the Treasury; and provide each customer with adequate notice that such information is being requested to verify the customer's identity (collectively, the "CIP Requirements").

4.
The Transfer Agent certifies, and shall certify to Granum annually that: (i) the Transfer Agent is regulated by a "federal functional regulator" as defined by the CIP Rules; (ii) that the Transfer Agent is subject to a rule implementing Section 352 of the PATRIOT Act, 31 C.F.R. § 103.120 thereunder requiring the Transfer Agent to establish and maintain an AML Program, which the Transfer Agent has adopted and implemented; (iii) that the Transfer Agent has implemented its CIP pursuant to an applicable rule implementing Section 326 of the PATRIOT Act, and will perform the above-specified CIP Requirements with respect to each customer of Granum as required by this Agreement and the CIP Rules.

5.
The Transfer Agent agrees to provide Granum: (a) prompt written notification of any transaction or combination of transactions that the Transfer Agent believes, based on the Procedures, evidence money laundering activity in connection with Granum or any shareholder of the Trust; (b) prompt written notification of any customer(s) that the Transfer Agent reasonably believes, based upon the Procedures, to be engaged in money laundering activity, provided that Granum agrees not to communicate this information to the customer(s); (c) any requests or subpoenas received by the Transfer Agent from any government agency or applicable industry self-regulatory organization pertaining to the Transfer Agent's anti-money laundering monitoring on behalf of Granum as provided in this Addendum; (d) prompt written notification of any action taken in response to anti-money laundering violations as described in (a), (b) or (c); and (e) an annual report of its monitoring and customer identification activities on behalf of Granum. The Transfer Agent shall provide such other reports on the monitoring and customer identification activities conducted at the direction of Granum as may be agreed to from time to time by the Transfer Agent and Granum.

6.
Granum hereby directs, and the Transfer Agent acknowledges, that the Transfer Agent shall: (a) permit federal regulators access to such information and records maintained by Granum and relating to the Transfer Agent's implementation of the Procedures on behalf of Granum, as they may request; and (b) permit such federal regulators to inspect the Transfer Agent's implementation of the Procedures on behalf of Granum.

7.
Fees and expenses (other than those already set forth in the Agreement) for services to be provided by the Transfer Agent hereunder shall be set forth in a fee schedule agreed upon by Granum and the Transfer Agent from time to time.

8.
This Addendum constitutes the written instructions of the Trust pursuant to the terms of the Agreement. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect, except that on and after the date hereof all references in the Agreement and the Addendum to "this Agreement", "hereto", "hereof", "hereunder" or words of like import referring to the Agreement or the Addendum shall mean the Agreement and the Addendum as amended by this Amended and Restated Addendum.

IN WITNESS HEREOF, the undersigned have executed this Addendum as of the date and year first above written.

Granum Series Trust, on behalf of its series and Granum Securities, LLC By: __________________________________ Authorized Officer
U.S. Bancorp Fund Services, LLC By: __________________________________ Authorized Officer

Effective September 11, 2006

EXHIBIT A

AMENDED AND RESTATED ADDENDUM TO
TRANSFER AGENT AGREEMENT

1.  U. S. Bancorp Anti-Money Laundering Program Revised May 15, 2006.

2.  U. S. Bancorp Fund Services, LLC Addendum to the Private Client, Trust and Asset Management Common Trust Bank Secrecy Act, Anti-Money Laundering and Customer Due Diligence Policies.